Form N-SAR
Item 77O

Name of Registrant:	American General Series Portfolio Company 3

Name of Portfolio:	American General Mid Cap Value Fund

Issuer:						World Wrestling Federation
Entertainment, Inc. Class A

Years of Operation:				More than 3

Underwriting Type:				Firm

Offering Type:		U.S. Registered

Underwriter from whom Purchased:	Bear, Stearns & Company, Inc.

Underwriting Syndicate Members:

Bear, Stearns & Co., Inc		Credit Suisse First Boston Corporation
Merrill Lynch Pierce Fenner & Smith Incorporated      Wit Capital Corporation
Allen & Company Incorporated	Banc of America Securities, Inc.
Deutsche Bank Securities, Inc.		Donaldson, Lufkin & Jennet Securities
Corp.
A. G. Edwards & Sons, Inc.		Hambrecht & Quist, LLC
ING Barings, LLC		Prudential Securities Incorporated
SG Cowen Securities Corporation	Wasserstein Perella Securities, Inc.
Advest, Inc.		Axiom Partners, inc.
Blackford Securities, Corp.		J. C. Bradford & Co.
Joseph Charles & Associates, Inc.	Chatsworth Securities, LLC
Gabelli & Company, Inc.		Gaines, Berland, Inc.
Jefferies & Company		Josephthal & Co, Inc.
Neuberger & Berman		Raymond James & Associates, Inc.
Sanders Morris Mundy		Tucker Anthony Incorporated
Wachovia Securities, Inc.		Merrill Lynch International
Bear, Stearns International Limited	Credit Suisse First Boston (Europe)
Limited

Date Offering Commenced:	10/18/99

Date of Purchase:		10/18/99

Principal Amount of Offering:	10,000,000 shares

Offering price:	$17.00

Purchase price:	$17.00

Commission, spread or profit:	$1.19/share

Principal amount of purchases by all
investment companies advised by the
investment sub-adviser:	24, 000 shares

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